Exhibit 99.1

EV Energy Partners Announces Closing of Appalachian Basin, San Juan Basin, Michigan and Austin Chalk Acquisitions

HOUSTON, TX, October 1, 2015 /PRNewswire/ — EV Energy Partners, L.P. (NASDAQ: EVEP) today announced it has closed four previously announced acquisitions purchased from certain institutional partnerships managed by EnerVest, Ltd. The acquisitions represent combined estimated net proved reserves of 302 Bcfe in the Appalachian Basin, San Juan Basin, Michigan and Austin Chalk for a combined adjusted purchase price of $259.4 million, subject to customary post-closing adjustments. The acquisitions were funded primarily with borrowings under the Partnership’s credit facility.

“We are pleased to close on these acquisitions and expand our footprint in areas where we have existing operations.  Post-closing, EVEP has a strong balance sheet with over $300 million of available liquidity in borrowing base capacity and cash.  In addition, these acquisitions will provide incremental capacity to our borrowing base when we finalize our semi-annual redetermination later this month,” stated Michael Mercer, President and Chief Executive Officer.

About EV Energy Partners, L.P.

EV Energy Partners, L.P. is a master limited partnership engaged in acquiring, producing and developing oil and natural gas properties. More information about EVEP is available on the Internet at http://www.evenergypartners.com.

(code #: EVEP/G)

Forward Looking Statements

This press release may include statements that are not historical facts which are "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements include information about, future plans, our reserve quantities and the present value of our reserves, estimates of maintenance capital and other statements which include words such as "anticipates," "plans," "projects," "expects," "intends," "believes," "should," and similar expressions of forward-looking information. Forward-looking statements are inherently uncertain and necessarily involve risks that may affect the business prospects and performance of EV Energy Partners, L.P. Actual results may differ materially from those contained in the press release. Such risks and uncertainties include, but are not limited to, changes in commodity prices, changes in reserve estimates, requirements and actions of purchasers of properties, exploration and development activities, the availability and cost of financing, the returns on our capital investments and acquisition strategies, the availability of sufficient cash flow to pay distributions and execute our business plan and general economic conditions. Additional information on risks and uncertainties that could affect our business prospects and performance are provided in the most recent reports of EV Energy Partners with the Securities and Exchange Commission. All forward-looking statements included in this press release are expressly qualified in their entirety by the foregoing cautionary statements.

Any forward-looking statement speaks only as of the date on which such statement is made and EVEP undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

In filings with the Securities and Exchange Commission, we are required to report proved reserves as defined in Regulation S-X under the Securities Act. In general, Regulation S-X requires that in calculating proved reserves we use the unweighted average of the price of crude oil and natural gas on the first day of each month for the twelve months prior to the date of the report, without escalation. The unweighted average price for the twelve months ended June 30, 2015 was $3.39 per Mmbtu of natural gas and $71.68 per barrel of crude oil.

EV Energy Partners, L.P., Houston

Nicholas Bobrowski

713-651-1144

http://www.evenergypartners.com